Exhibit 99.1

Array Technologies, Inc. Receives Notification from Nasdaq Related to Delayed Annual Report on Form 10-K

Albuquerque, NM, March 4, 2022 – As announced on March 2, 2022, Array Technologies, Inc. (Nasdaq: ARRY), (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, filed a Notification of Late Filing on Form 12b-25, indicating that the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) would be delayed because the Company needs additional time to complete its year-end reporting process after becoming a large accelerated filer for the first time this past year and, also, to evaluate the accounting for certain transactions during the audit period. The Company is assessing the classification and recognition of its revenue for the sale of tracker products, which could reflect a change to the period in which revenue is recognized (the Company’s average contract is performed over a 3-5 month period). The Company is still evaluating whether any adjustments would be required and, if so, whether they would be material. It is important to note that there will not be a change in the aggregate revenue and profitability of any of the Company’s contracts over time.

Subsequent to filing the Form 12b-25, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s delay in filing its Form 10-K, the Company is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1). The notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

Nasdaq indicated that the Company must submit a plan of compliance (the “Plan”) within 60 calendar days, or no later than May 3, 2022, addressing how it intends to regain compliance with Nasdaq’s listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-K original filing due date, or until August 29, 2022, to regain compliance.

Array’s management is working diligently to complete the Form 10-K, and intends to file the Form 10-K as soon as practicable.

Media Contact:

Laurie Steinberg

845-558-6370

lsteinberg@soleburytrout.com

Investor Relations Contact:

505-437-0010

investors@arraytechinc.com

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements regarding the Company’s ability to file its Form 10-K for the year ended December 31, 2021 within the extension period. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Our actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.